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EDITED TRANSCRIPT
CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

EVENT DATE/TIME: AUGUST 08, 2012 / 03:00PM GMT

OVERVIEW:
CSC announced 1Q13 revenue of about $3.96b and EPS of $0.26. Management guided to FY13 EPS of $2.10-2.30.

CORPORATE PARTICIPANTS
Steve Virostek Computer Sciences Corp - Acting Head of IR
Mike Lawrie Computer Sciences Corp - CEO
Paul Saleh Computer Sciences Corp - CFO

CONFERENCE CALL PARTICIPANTS
Matt Diamond Deutsche Bank - Analyst
Julio Quinteros Goldman Sachs - Analyst
Moshe Katri Cowen and Company - Analyst
Keith Bachman BMO Capital Markets - Analyst
Rod Bourgeois Sanford C. Bernstein & Co. - Analyst
Tien-Tsin Huang JPMorgan Chase & Co. - Analyst
David Grossman Stifel Nicolaus - Analyst
Jeff Rossetti Janney Montgomery Scott - Analyst

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

PRESENTATION

Operator

Good day everyone and welcome to the CSC first-quarter fiscal-year 2013 earnings conference call. Today's call is being recorded. For opening remarks and introductions, I would like to turn the call over to Mr. Steve Virostek, acting Head of Investor Relations. Please go ahead sir.

Steve Virostek - Computer Sciences Corp - Acting Head of IR

Thank you operator and good morning everyone. Welcome to CSC's first-quarter 2013 earnings call and webcast. This morning CSC issued our earnings release and I do hope you've had a chance to review that document.

On the call with me today are Mike Lawrie, our Chief Executive Officer, and Paul Saleh, our Chief Financial Officer. As usual, this call is being webcast at CSC.com and we've also posted slides to the website which will accompany today's discussion.

Turning to slide 2, some of the matters which we discuss on the call will be forward-looking. Please keep in mind that these forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those expressed during the call. A discussion of risks and uncertainties is included in the risk factors section of our Form 10-K, 10-Q, and other SEC filings.

On slide 3 we acknowledge that CSC's presentation includes certain non-GAAP financial measures which we believe provide useful information to our investors. In accordance with SEC rules we have provided a reconciliation of these metrics to the respective and most directly comparable GAAP metrics. These recognitions can be found in the tables of today's earning release and in an appendix to our web slides. Both documents are available for your review within the investor relations section of the website.

Finally I'd like to remind our listeners that CSC assumes no obligation to update the information presented on this conference call, except of course as required by law. Moving to the next slide, I'd like to introduce Mike Lawrie.

Mike Lawrie - Computer Sciences Corp - CEO

Okay. Thanks, Steve and welcome, everyone, and thank you for your interest in CSC and joining us this morning as Steve said, I am joined here by Paul Saleh.

I really have four messages that I would like to leave you with this morning and then I'll develop each of those messages in a little more detail. But first we are beginning to see some early signs of an improving financial performance. The second key message is that we are putting some very strong turnaround actions in place and are beginning to execute against those actions. The third message is we still have, as I've said many times, a lot of work ahead of us to be done and we do see some market uncertainties. And the fourth key message I'd like to leave you with this morning is that we are trying to be very clear and very transparent about our performance, and to try to clear up as much of the ambiguity around our performance as we possibly can.

So I'm going to delve into a little more detail on those messages and then I will turn it over to Paul, who will go through a little more detail the first-quarter results. And then as always we will open it up for some questions and answers.

So let me just develop the first key message here that we are beginning to see some early signs of improving financial performance. One, our sales were very good in the first quarter. We had new business awards of $4 billion, which were significantly better than the same period a year ago, up 74%. We had very strong signings in our MSS business, $2.2 billion, and that included 20 new logos or 20 new customers. One of the major contracts we signed was with Alstom, which is a world leader in power generation. And this is -- I'm singling this out because this was a very large cloud and global infrastructure services win for us, and I think begins to validate our increasing strength in cloud computing.

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

Revenue was up around 1% in constant currency to about $3.96 billion. As we had anticipated, the commercial growth that we saw in the quarter was offset by a decline in our NPS segment. For the full year I continue to expect NPS revenue will probably decline by mid-single digits as we have talked about before. And on the commercial side we expect sort of flattish revenues, primarily due to some of the market headwinds, but also resulting from our increased focus on profitability and our increased focus on our portfolio of contracts.

We also reported very strong improvements to our cash flow. Free cash flow was a negative $25 million, which is about a $378 million improvement year on year. This improvement came primarily through a higher cash flow from operations, improved working capital, but also reflected the fact that we made substantially less bonus payments in the first quarter.

Profitability was solid. We really are beginning to realize some improvements from our focus on contract management discipline, as well as some early initial returns from our cost take-out program. Operating margins of 4.6% showed strong sequential increase and a slight year-over-year increase. MSS margins showed a marked improvement, again primarily due to our contract discipline on many of our focus contracts. NPS margins were slightly down and the BSS margins declined year-on-year.

In many meetings I've had with you -- many of you on the phone today-- I know there has been some confusion relating to CSC's fiscal year '12 base line of profitability and as a result our plans for improvement off of that base line. Paul is going to go through that in a little more detail today and then if necessary, again when we get together on September 10. But I just wanted to reiterate that we are continuing to target a 200 to 300-basis point improvement to our operating margin before corporate G&A, so no change to that target. And then finally from a financial standpoint, our earnings per share were $0.26, which we were pleased to see and largely a result of the aforementioned items.

The second key message I wanted to leave you with today is that we are taking some very strident, strong actions that we are beginning to execute on against our turnaround plan. One is our troubled contracts or our focused contracts. I think as we have spoken in the past we identified 35 to 40 contracts that were underperforming and that we were focused on.

And since that time our focus has really resulted in significant improvement across many of these accounts. We have implemented remediation actions for all the accounts, and in some instances these actions include new leadership, transition controls, stronger program management disciplines. And as I said before, this is monitored on a weekly basis, and there has not been a lot of change to that list, which is good news. So we are still focused on the same ones and don't have a lot of new ones coming on to that list.

And additionally a lot of the new contracts that we have signed or all the new contracts that we have signed in the first quarter, we're beginning to follow the same disciplined program management approach. So we are getting comfortable that the new contracts that we are signing are adhering to the disciplines that we are applying to those contracts that we are focused on as underperforming.

We have made good progress with NHS. We are continuing to work with NHS, and during the quarter, CSC achieved a key milestone with Lorenzo Care Management software. We delivered this new software to three trusts in the United Kingdom, and as a result of making that milestone, NHS has agreed to pay us for that milestone. So that's very good news as we continue to move forward with NHS.

The $1 billion cost take-out program that we have talked about in the past we have initiated this cost take-out plan. We expect to realize this $1 billion over roughly an 18-month period of time, and this plan includes not only the contract performance which I just mentioned, but also a whole series of other costs and expense actions. And Paul will take you through that in a little more detail.

We have also as part of our turnaround efforts simplified our operating model and have brought a lot of new leadership into CSC. So we have now begun the initial implementation phases of a much simpler and clearer operating model that will allow us to respond much more quickly to market change and client needs, make decisions faster, as well as reduce costs and inefficiencies that were in the previous operating model.

On, I think, our previous earnings call I had indicated that you could expect more management changes, and I'm pleased to report that we have been able to attract some fantastic talent to our top leadership team. As you know, Paul Saleh has joined us as CFO, Sunita Holzer is our Chief Human Resource Officer, Gary Budzinski is the Head of our Infrastructure business. Early this week we announced that Tom Hogan is the new President of our Application Services, and we promoted Dave Zolet to be the President of our NPS segment. So significant changes to the top leadership team here and very, very pleased with the level of talent that we have been able to attract to CSC.

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

When we get together on September 10, I am going to share more details about the new operating model, what our intentions are in terms of standardizing many of our services offerings, and our ability to scale those on a more global basis, as well as our transition to cloud computing, our investment efforts around cybersecurity, and the standardized global processes and support functions that will drive greater efficiency, help us take costs out of the business and also improve our go-to-market model. So we will go in much greater detail on some of these turnaround actions when we get together on September 10.

The final message as I said, we still -- or not the final message-- but we still have a lot of work to do here. We have taken some strong actions on many fronts. I think the first quarter reflects some of those early returns. There's a lot to be done but I am encouraged by the improvements. And I am most encouraged by the enthusiasm and the passion and the energy that the CSC employees are putting behind this collective effort to get our business on a different trajectory. So we are executing with urgency.

We do continue to see some headwinds out there, most notably Europe, and in the federal government. In Europe we are beginning to see some impact, particularly to our consulting business. As you know, we have taken steps to restructure our business operations in the UK and the Nordics and in Germany to reflect some of the headwinds that we anticipate as we go through this fiscal year.

On the federal side of our business, we clearly are seeing delays in award decisions, as are many of our competitors and other participants in this industry. And we expect that this continuing resolution and the potential impact of sequestration will continue to create an environment of uncertainty for many of our federal customers and that will cause some delays in contract assigning. So those are the two primary headwinds we see as we go through this fiscal year.

The final message before I turn this over to Paul is that we want to be very clear and very transparent about our performance, and about our accounting, and about our business. With respect to the Audit Committee's independent investigation into our accounting errors, the Committee has determined that that independent investigation is complete. Since the filing of our fiscal 2012 10-K, the independent investigation did not identify any new accounting errors, although our 10-Q will identify certain items that Management believes could result in immaterial changes in the amount in allocation of out-of-period adjustments for fiscal 2013 and prior years. So the independent investigation has been completed, we will continue, of course, to work with the SEC investigation and are cooperating fully as that goes forward.

Paul will -- when I turn this over to him in a couple seconds here -- will articulate our base-line performance for fiscal 2012 results. There was some confusion over that, and I think this will provide a much clearer starting point so that you can measure and track our financial performance as we go through this year. I think the base line will be important as we describe the financial targets for each of the stages of our turnaround program when we get together at our investor day in New York in September. But again, our goal here is to be clear and as transparent as possible, so that you have a full understanding of our plan and can track our progress and challenges as we go forward.

So with that, Paul, I will turn it over to you.

Paul Saleh - Computer Sciences Corp - CFO

Thank you, Mike and I'm pleased to be part of this, of CSC during a time of significant transition. We have great assets to build on, we have a strong and loyal customer base, and unique intellectual property across many of our businesses. As Mike mentioned in the coming months, we will be sharing with you more details about our plans to reduce the Company's cost structure, improve our performance, and strengthen our financial position.

Now today my comments will focus on the first-quarter results and I will also discuss our liquidity and our cash flow position. And I will comment on our $1 billion cost take-out program and provide greater clarity around our fiscal 2012 base-line EPS and margins, and provide some fiscal 2013 outlook.

So on the next slide let me begin with our first-quarter results. They are summarized on slide 10. We reported revenues of approximately $4 billion which is up 1% on a constant currency basis.

Our operating margins in the quarter were 4.6%, relatively in line with the prior year but up strongly sequentially. EPS was $0.26 per share, compared with $0.41 last year. Last year was adjusted to exclude a one-time tax benefit.

Now, our tax rate in the quarter was close to 43%, due to our mix of earnings and the impact of foreign earnings coming from jurisdictions where we have a valuation allowance. For the full year we expect our effective tax rate to be in the range of 32% to 36%. Now, free cash flow was negative $25 million in the quarter, but that is $378 million better than last year, and I'll have more to say on that later.

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

On the next slide let me turn to our segment results, starting with our Public Sector business. Our total NPS revenues were $1.37 billion for the quarter, and represent 34% of our total Company revenues. Revenues from Department of Defense contracts accounted for 67% of NPS revenues in the quarter, and were down 9% year-over-year, primarily due to contract and task order completions during the past year.

Revenue from civil agencies accounted for 29% of NPS revenues. Civil revenues declined 4%, primarily due to reduced scope on existing contracts and the timing of certain contractual milestones. But for the full year we still expect NPS to be down mid-single digits, reflecting the continued uncertainty surrounding government budgets.

NPS operating income was $101 million in the quarter and operating margins was 7.4%. Net NPS bookings of $900 million were in line with the year-ago period, and about 43% of those bookings came through our IDIQ contract vehicles.

Turning now to our Managed Services segment which is on the next slide, revenues were $1.64 billion, and accounted for 41% of the Company's total revenues. Revenues in MSS were up 1% year-over-year, but up nearly 5% in constant currency. We benefited from new client engagements and the acquisition of AppLabs, which helped offset contract completions and modifications.

MSS operating income of $95 million increased by $86 million, compared with the prior year. The increase was driven by significant improvement in the performance of our focused list of contracts, which partially offset a workforce restructuring charge of $13 million in the quarter. Operating margin rebounded to 5.8%. MSS bookings of $2.2 billion were substantially better than a year ago, due to new contracts such as Alstom, and Mike mentioned that, as well as contract awards from a leading financial service provider in the US, and an important contract award in Europe.

Turning to our Business Solution and Services segment. Our BSS revenues were $985 million in the quarter, or 25% of the total Company's revenues. BSS revenues increased 2.5% year-over-year on a reported basis, and were up 7% in constant currency as a result of the iSOFT acquisition and revenue growth from NHS. iSOFT contributed $54 million during the quarter, and CSC successfully deployed as Mike mentioned the Lorenzo Care Management software at three NHS trusts.

BSS operating income was $16 million, that was a decline of $41 million year-over-year, that was due to iSOFT dilution of $28 million and a workforce restructuring charge of $14 million. Operating margin was 1.6% in the quarter. Our BSS bookings of about $900 million were in line with a year-ago period, where virtually all of these contracts came from new customers.

Let me move onto our cash flow performance in the quarter. On the next slide you see that our free cash flow was negative $25 million, compared with a negative $403 million in the prior year. Free cash flow improved primarily due to better working capital performance. CapEx was down $123 million year-over-year as a result of tighter discipline around capital spending.

On the next slide we have highlighted a few balance sheet items. We ended the quarter with a cash balance of $1 billion, account receivables excluding tax receivables were $3.2 billion, down about $700 million from a year ago. As a result our DSOs were 72 days, an improvement of 15 days year-over-year. About half the improvement was due to a settlement of claims with the US government, with the remainder stemming from operational improvements across the Company, including better collections.

Our DSO excluding unbilled receivables were approximately 42 days. Our debt maturity schedule is also shown on the slide. We have $300 million of term notes coming due in February and $700 million maturing in March of 2013. We have $1 billion of cash on hand as I mentioned earlier, $316 million of that cash is in the US, $684 million is offshore.

I want to stress that a substantial amount of the cash held outside of the US can be made available to us in the US through the settlement of inter-company loans in a tax effective manner. Now we also have access to the capital market as well as access to our $1.5 billion credit facility which is undrawn, which all of these things gives us ample financial flexibility to address the upcoming debt maturities.

Next on the following slide I will comment briefly on our progress to take $1 billion out of our cost structure over the next 18 months. Now, we are focusing on a number of areas which we have listed on the slide. First, we expect continued improvement from our focused list contracts, we'll develop an economic plan for each of these contracts to improve the performance. Our result in the first quarter clearly shows that we are off to a great start. Our objective is to achieve $100 million to $200 million improvement in profitability in fiscal 2013.

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

Another area of opportunity is in sourcing and procurement. We are following a two-prong approach to extract greater savings there. We are consolidating our procurement spending with fewer vendors and we're negotiating better terms with those vendors. We are also instituting a demand management program across the Company to ensure compliance with our preferred vendors, and we are ensuring that purchases are only made when needed or required contractually.

Third, we have efforts underway to optimize our workforce utilization. We have taken actions already in the quarter in select market to restructure our workforce, and we are looking at opportunities to better leverage our low-cost offshore resources. Now, IT rationalization should also lead to cost savings as we standardize our IT tools and systems. And we believe that greater G&A efficiencies are there and should contribute to our savings targets as we implement efforts to consolidate our real estate footprint also across the Company.

Now, the collective impact of these activities should be $500 million to $600 million reductions to our cost structure in 2013 -- fiscal 2013. And most of these savings should fall to the bottom line.

Now, before I conclude my remark, I'd like to clarify CSC's base-line performance for 2012. On the current slide we have adjusted fiscal 2012 results for special items. On that basis, EPS for fiscal 2012 would have been $0.67, with an operating margin of 3.4%, and an EBIT margin of 2%. You can refer to the appendix for a reconciliation for those numbers.

For fiscal 2013 we expect an improvement of 200 to 300 basis points to operating and EBIT margins, consistent with what we shared with you previously. The improvement is driven by our $500 million to $600 million cost take-out program and it will be partially offset by a combination of customer committed savings and reinvestments in the business. As a result we are targeting an EPS of $2.10 to $2.30 for the year, and we are assuming a tax rate of 32% to 36%. We're also targeting free cash flow in the range of $300 million to $350 million.

So in summary we are off to a good start for the year. We have a number of actions underway to improve our profitability and cash flow. We still have a challenging road ahead, but we are encouraged by the early signs of progress that we are seeing on our transformation journey.

And with that I'll turn it back to Mike for closing comments.

Mike Lawrie - Computer Sciences Corp - CEO

Okay. Well, thank you very much and I think what we will do here is open this up now to Q&A, right, Steve?

Steve Virostek - Computer Sciences Corp - Acting Head of IR

Yes, Operator, could you instruct them how to ask a question, please.

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator instructions) Bryan Keane, Deutsche Bank.

Matt Diamond - Deutsche Bank - Analyst

Hey good morning, guys. This is actually Matt Diamond on for Bryan Keane. Great results here. Two questions I have. One is the free cash flow. Historically CSC has had three -- first three quarters of any given fiscal year have been very negative free cash flow quarters, followed by a fourth of pretty substantial improvement. Would you still expect some wild swings in the free cash to get to the $300 million to $350 million guidance? And what exactly can you do to iron out the lumpiness of the free cash flow?

Paul Saleh - Computer Sciences Corp - CFO

Well, the first quarter actually as Mike mentioned benefited from the lack of bonus payments in the -- which was helpful, but actually what you have seen is it's also put a whole lot more discipline around CapEx which is one of the reason why you saw also the improvement in cash flow in the first quarter. I would expect over time some lumpiness, but I think we should see some steady improvement again in free cash flow throughout the year.

Matt Diamond - Deutsche Bank - Analyst

Okay. Great. And I want to touch on those troubled contracts that were mentioned. I know that there was said about 35 to 40 of them. We've heard from your competitors that the pricing environment has been pretty stable. If you are renegotiating some pricing terms, how is that going, and are you seeing any headwinds maybe from the weakening macro and a little bit of uncertainties that were mentioned?

Mike Lawrie - Computer Sciences Corp - CEO

I think as we have said before, we are doing a number of things. It's not just renegotiating but it's going back and applying much greater discipline to many of the contracts we have now, in some instances where there were changes made that were never billed, we are collecting those. And in some cases we are sitting down and trying to work out a win-win between the client and us. Sometimes that might result in a little less revenue, but more profitability.

So we are using all the tools and procedures available to us and applying that on a one-by-one basis with those 35 or 40 clients. And then we are applying the same project disciplines and bidding disciplines and contracting disciplines for all of our new awards as we go forward, so we try to minimize the number of problems we encounter going forward.

Matt Diamond - Deutsche Bank - Analyst

Okay. And last one, on the operating margins, the good results at 4.6% and the FY'13 guidance of 5.4% to 6.4% would imply --it would seem like a pretty nice expansion in the second through fourth quarters, is that the right way to think about that? And what of the margin trend quarter by quarter, how should we really think about that to get to the 5.4% to 6.4%?

Mike Lawrie - Computer Sciences Corp - CEO

I think you'll see more of this in the second half, I think that's right. Part of this will be determined on how some of these cost savings begin to flow through the year. As you know, you start some actions like what we are doing in procurement but some of that doesn't show up until later quarters. And to be quite candid about it, I'm not exactly sure how this is going to flow quarter by quarter but I think the way you articulated it is the way I would think about it.

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

Matt Diamond - Deutsche Bank - Analyst

Okay. Excellent. Thanks so much, guys.

Operator

Julio Quinteros, Goldman Sachs.

Julio Quinteros - Goldman Sachs - Analyst

Hey guys. I like the accent on that one --it's perfect.

Mike Lawrie - Computer Sciences Corp - CEO

Yeah, it's pretty good.

Julio Quinteros - Goldman Sachs - Analyst

Hey, real quickly just on two items, the free cash flow number for the year, is that -- are there any adjustments on that or is that -- should we take that as a straightforward operating cash, less CapEx number? Are there any other definitional adjustments to consider in that number?

Paul Saleh - Computer Sciences Corp - CFO

No, there are no definitional adjustments. In fact, it is literally and how we've always defined free cash flow. And I want to add also another thing that also we're working very hard to continue to improve our working capital management in our receivables collection. So that's naturally going to see improvement in free cash flow.

Julio Quinteros - Goldman Sachs - Analyst

Great. And so maybe, is there a way to think about that target, the $300 million to $350 million for the year, if you think about the relative improvements on the NHS side versus the core business, can you help us decompose a little bit on what's coming from NHS improvements? So for example this quarter presumably some of the cash came from the Lorenzo payments. How do we think about for the full year in terms of core business, free cash flow versus the NHS itself?

Paul Saleh - Computer Sciences Corp - CFO

Right now the NHS is actually operating at breakeven and we still have, as we mentioned before, people working on NHS and we expensing all of these costs. So NHS is not contributing to improved cash flow performance, per se. I think all the improvements I mentioned to you, it's through greater discipline around capital allocation across the Company. We are putting some hurdles for cost for capital on every project. We are seeing, as we talked about improvement in our contract, focused contract, a major improvement on a year over year basis. And as the year progress, we are going to see the benefit of some of these costs actions that we are taking to start to flow through the cash flow line.

Julio Quinteros - Goldman Sachs - Analyst

Okay. And just to be clear, so none of the NHS Lorenzo-related work in terms of cash flow for this quarter was a benefit to your free cash flow result this quarter?

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

Paul Saleh - Computer Sciences Corp - CFO

Not really.

Julio Quinteros - Goldman Sachs - Analyst

Okay. Okay. Great. Thanks, guys.

Operator

Moshe Katri, Cowen and Company.

Moshe Katri - Cowen and Company - Analyst

And appreciate the guidance for the year. Maybe you can talk a bit about how do you plan to leverage your offshore presence, obviously CSC gained that presence via an acquisition and some other things you have done in the past, but maybe talk about challenges in terms of getting there. And then it seems like you're making some pretty impressive improvements on margins, especially, I'm assuming you're going to get to that, those numbers by the end of the year. What needs to happen for CSC to -- for the Company to go back to its historical, I don't know, 7% to 8% EBIT margins down the road? Thanks.

Mike Lawrie - Computer Sciences Corp - CEO

So one on the offshore, we've got plenty of resources offshore. We've got 23,000 or 24,000 people in India and other places around the world. The issue has been as I've dug into this more and more, is we don't utilize enough of that capability in the actual contract delivery. So we tend to source a lot of the delivery with local resources, not fully utilizing the offshore resource. So it's not like we have to go scale up offshore resource. That's not the case.

What we need to do is utilize them more, and that's one of the reasons why we have made the change to our global infrastructure business. Because our global infrastructure business was very regionalized, and now as the name would connote is going to be moved to a global footprint. That global footprint will allow us to better leverage the skills and capabilities we have around the world. So that's how we are going to get at utilizing this very valuable offshore resource. And that over time will have an impact, obviously, on our margins, a positive impact on our margins. Does that answer the question?

Moshe Katri - Cowen and Company - Analyst

Yes, and then the final question, you didn't make any comments on your guidance regarding revenues for fiscal year 2013. Should we assume that the revenue base for the entire Company is probably going to shrink at least in the near term as you continue to focus on pruning the market --

Mike Lawrie - Computer Sciences Corp - CEO

I think you're right. I think it will be sort of flat to maybe slightly down. Our focus as I said is to improve our profitability, so if we cannot get to a return that is, includes our cost of capital, we are not comfortable with the risk profile of the contract, we are not going to chase revenue for revenue sake. We have a lot of opportunities out there. We think there's plenty of profitable opportunities out there. If you look at the margins of our competitors, they have significantly better margins than we do.

I think this is less a demand statement notwithstanding some of the headwinds we have in Europe and the federal government, it's more -- it's more of a discipline and disciplined approach to how we contract and how we manage the delivery of the services that we contract for. And that's what we are focused on, is to get that foundation, that base in place, get comfortable with the results, then you can begin to go after more revenue growth once that foundation is in place.

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

Moshe Katri - Cowen and Company - Analyst

Thank you.

Operator

Keith Bachman, Bank of Montreal.

Keith Bachman - BMO Capital Markets - Analyst

Hi, thank you. I had two as well. Specifically on the profitability of BSS. If you can just talk a little bit about how that improves, and specifically addressing iSOFT, it seems like a pretty big headwind there, how does that margin improve for the carry of iSOFT?

Paul Saleh - Computer Sciences Corp - CFO

I think it's through a combination of factors, obviously, one of them being NHS getting this resolved over the next couple of quarters. On the iSOFT, it is a drag and it will remain a drag in the second quarter, but after that, part of it is VSOE. Under the new software rules and we have to establish enough fair market pricing for some of our individual components for the software versus the services that we render within iSOFT, and so we should see an improvement in the profitability of iSOFT in the second half of the year. I mentioned the $28 million of drag on profitability--

Keith Bachman - BMO Capital Markets - Analyst

Yes.

Paul Saleh - Computer Sciences Corp - CFO

--for the quarter. I would suggest that it will be probably more like a breakeven by the end of the -- by the time of the third and fourth quarter. So that will be a major improvement there and I think hopefully again we will not have the breakeven performance on NHS and we will be able to just start to see some improvement there. And then also all the costs drive -- all the cost actions that we are taking should also benefit our BSS segments.

Keith Bachman - BMO Capital Markets - Analyst

Right. Okay. My second question then is related to slide 18 where you identify some of the cost actions, call it $600 million at the top end and then some of it's reinvested, call it $250 million at top end. When you indicated that you had $1 billion of cost actions, if we thought about the flow-through then for the following 6 to 12 months, are the ratios roughly the same? And what I mean by that is if you have another $400 million or $500 million of cost actions to take, will call it two-thirds of that be available you think to flow to the bottom line? Is that the right way to frame the opportunity?

Mike Lawrie - Computer Sciences Corp - CEO

Yes, I think that is not all that far off in the way of thinking about this. What we are trying to point out here and I don't know whether this has been made visible before, but we have contractual agreements where we have cost takedowns every year.

Keith Bachman - BMO Capital Markets - Analyst

Yes.

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

Mike Lawrie - Computer Sciences Corp - CEO

So one of the disciplines that I'm trying to get with Paul in this Company is that we need to improve our efficiency every year just to cover those contractual cost takedowns, and that's one of the things that we have not been particularly good at, is building that into our plans and then offsetting that. So what we are trying to show here is how we are thinking about that and I view this as an ongoing thing, so I have said $1 billion over 18 months, clearly we should be at a higher run rate as we exit fiscal '13 than we are right now. And then we will be able to share with you on a regular basis certainly on an annual basis what we think those cost takedowns are going to amount to.

We will also make some investments. We are going to make some investments in some of our systems, for example, our financial systems, our contract management systems, our project profitability systems. So we are going to make some investments, but the bulk of these savings, yes, we intend to deliver to the bottom line as we go forward.

Keith Bachman - BMO Capital Markets - Analyst

Okay. Fair enough. Then my last question, Mike, perhaps particularly for you, is you've identified an EBIT margin of call it 4% to 5% for FY '13. If you think about benchmarking, which you're likely doing versus your competitors, if you thought about a longer-term model, whether it be from IBM in the relevant businesses or what have you, is there a longer-term model that you have in the back of your mind if you want to share it now or talk about it more at analyst day, fair enough but --

Mike Lawrie - Computer Sciences Corp - CEO

We are going to talk a little bit more about that at our meeting in September but, yes, I want to give -- I'm going to give you my perspective on each stage of this turnaround, what we ought to expect to see in terms of margin expansion, and then what I think more of a steady state model for this Company is. But I don't -- I don't accept out of the blocks that we have to be substantially worse than our competitors. Our competitors have figured out how to return more capital to the investor base, they have figured out how to get a better return on invested capital, and they have figured out how to run their operations more efficiently, so they can expand their margins. And I think we at CSC aspire to be more like those winning competitors in the market rather than try to continually explain why we are different.

Keith Bachman - BMO Capital Markets - Analyst

Right.

Mike Lawrie - Computer Sciences Corp - CEO

We do have a federal business as you know, there's a top end to what you can do from a profitability standpoint before you attract a lot of attention. So yes, that's all real, but I don't accept that our commercial business has to be so subpar to our competitors. Our people are as good, our skills are as good, our intellectual property is good, so I don't accept intellectually as a point of departure that we have to be substantially worse. But it will take some time to improve those margins.

Keith Bachman - BMO Capital Markets - Analyst

Okay. Fair enough. Thanks very much, guys.

Operator

Rod Bourgeois, Bernstein.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

Hi, yes, so on the problem contract front you mentioned that a bunch of new problem contracts have not been added to the problem contract list. Can you give a more specific update on the exact number of problem deals that you've identified, and the percentage of revenue that's involved in those deals? You gave us that update last quarter. And then I guess sort of as you comment on that, can you give us a perspective on whether you think you scrubbed sufficiently such that you think the new -- that the problem deals have now been fully uncovered?

Mike Lawrie - Computer Sciences Corp - CEO

Yes. So let's go through that. It's a good question, obviously. We are not seeing a lot of new problem accounts. We are always going to have some problem accounts. You know that as well as I do, but just not 35 or 40 of them at the same time. So we are not seeing a lot of new ones, and I attribute that primarily to the fact that we are managing these much more diligently from the very beginning. So a lot of the transition services that we provide, for example, we are spending a lot more time and focus on understanding what the risk factors are and mitigating those risks before we start the contract. We are making sure that we have qualified project managers and account executives on these big deals before we get started. If we are doing a contract that is somewhat new to us on our new geography, we are supplementing the local team with experts from around the Company that have had that experience.

So all of that is what I sum up around the whole contracting and delivery discipline process, and as a result of that, we are beginning to tackle some of these issues before they become issues. In terms of the total number, 35 or 40, what does that represent in terms of total revenue to the Company? It's somewhere in the neighborhood of probably $3 billion, Rod, think of it and that's roughly the zip code of the revenue there. And we are trying to, as we have talked about before, generate $100 million to $200 million of improved profitability off of those contracts by a various set of means that I have already articulated on this call. Does that get to your question?

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

Well, I was just wondering if you could specify a number, I mean have two or three new deals been added to the list or --

Mike Lawrie - Computer Sciences Corp - CEO

Basically we have probably, of the original 35 or 40, we probably have had five or six that we have taken off the list, that we are comfortable now. We've got what we call an economic game plan in place, and we've had enough months of executions that we're not monitoring that on a weekly or daily basis. And we've probably added three or four to that list as we have gotten in and looked at these earlier on, we've said, wait a second, we see some risks here. Let's get on this now.

So, over time what I'm hopeful is this list, if you will, begins to morph from troubled contracts, if you will, to contracts that we want to focus on because of their risk level or because of some other unique things that we want to manage up front rather than wait until they become troubled, and go on a troubled contract list. So it becomes more of a proactive approach, Rod, as opposed to a reactive approach and to be quite candid, we are still more in the reactive mode than the proactive mode.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

Understood. And then as an extension of that, in terms of the root could cause of CSC's past inability to know that it had 40% of revenues from problem deals, I know we were worried for a long time that the problem contract risks were very high and CSC refuted that. So in terms of the root cause of why the problem contracts were not known within the Company, was that a case of the prior Management team being in a phase of denial, or was it a situation where the Company just literally didn't have enough information to know the underlying performance on these deals?

And I ask that Mike, because I understand the operational root causes of problem deals, but investors are looking for some clarity on whether the informational gaps are fixed such that we are not in for big negative surprises going forward just because of a lack of information or a lack of awareness of what's happening.

Mike Lawrie - Computer Sciences Corp - CEO

That's an excellent question. I mean, the truth is from my perspective, CSC had very good processes and procedures in place, and my analysis is, for whatever reason, they stopped following those processes and procedures in a disciplined way. And I think that occurred, Rod, when we began to move from a global delivery approach to a regional delivery approach. We fractured that and not only did we not follow those same disciplined processes, but the information that was flowing more on this fragmented basis was much more difficult to collate and get together quickly so that you could respond before you had problems.

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

So as I've said we have made substantial changes in how we manage this stuff, so we have a deal qualification process now that requires very strict approvals from our industry people, our salespeople, as well as the offerings people, and we are absolutely enforcing that discipline. There's a pre-bid review and approval, so we are not getting into bids that we just are not comfortable that we have the skills or the capability to deliver against or we just don't like the margins. And then once we are successful in closing business and we have, as you saw this quarter, we closed quite a bit of business, then we immediately move into the contract execution process. So the people that were part of the capture team, the people that were part of the contract negotiation now will stay with that contract as we begin to move into the execution phase.

So it's not one thing that caused these problems. It was a number of things that got out of sync that needed to be brought back in, needed to have a full transparency, put sunshine on them and make sure that we manage them with a much greater sense of discipline. Does that answer the question?

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

That helps. I'll look forward to asking more at the September 10 event. Thanks, Mike.

Mike Lawrie - Computer Sciences Corp - CEO

Thanks.

Operator

Tien-Tsin Huang, JPMorgan.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Hi, thanks. Great results and I like the presentation. I'm curious the financials did get a lot better faster than we had expected and I'm curious, Mike, maybe just a high-level question at this point of your tenure, any big surprises that stand out in your mind given what we have seen here with the results and where you are quarter to date?

Mike Lawrie - Computer Sciences Corp - CEO

Yes, I -- again, I am -- I'm not overly -- as I -- well, let me back up. First of all I have said from the very beginning that most of the problems that I saw at CSC I had seen before in my career and were fixable, and I still absolutely believe in that. I will say that there are a lot of issues. As I just said with Rod, there was discipline that was lost in the system and that showed up in deteriorating performance over a period of time, and this did not happen in one year or one quarter. As Paul and I went back and we looked at CSC over the last five or six years, there was a deteriorating performance along the way, not only in terms of margins but free cash flow. I mean, our return on capital -- there was just a steady deterioration and then CSC got to a tipping point last year when two really bad things came to light all at the same time, most notably NHS.

So, we have embarked on this program to get these issues fixed. I am encouraged but I would caution that there is a lot of work to do here. We have just gotten comfortable that we've identified most of the problems. And I'm very confident and optimistic that we've got our arms around what those problems and those issues are. I need more time and that will be measured in quarters, not in weeks or months before I get confident that we have got the right execution plans in place that we can deliver a consistent performance over time. That is work candidly that is still ahead of us, but I feel very good about the people we have in this Company, the skills we have, the passion, the willingness to adjust the business model so that we can provide better service to the client and better returns to our investors.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Okay. Good. Good.

Mike Lawrie - Computer Sciences Corp - CEO

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

Does that answer the question?

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

It does. It does. I guess following up on Rod's question about the contract signings, I understand the quality is up, but you're also winning, right, so the bookings numbers have been good. So I'm curious if the sales approach has changed because it sounds like being more disciplined isn't impacting the win rates. Am I reading that right?

Mike Lawrie - Computer Sciences Corp - CEO

Well, it does impact in some cases, in some cases it doesn't. I will give you an example here where we had a bid that came in, I'm not going name the client, but they wanted to bid this at X percent, we said there's no way we are going to bid at that operating margin, forget it, then you get all the emotional arguments, well the CEO is going to call you and the world is going to end and I said fine, have the CEO call me. Because I'm not going to bid something that doesn't return my cost of capital and if he would do that to his Board, I'm going to ask him to come down and have that discussion with my Board, so we went back out and we bid at the higher level and we won.

So part of this is just sticking to your guns and feeling confident that you understand your costs and you understand what your cost of capital is, and you articulate that in the bid and why you're bidding what you're bidding. And making sure that you have the right cost recovery plans in place in the contract in the execution of the delivery, so that you can deliver against that economic game plan. So I think there are cases where we are probably not bidding or where we are losing because we are not as competitive right now. But over time as we take these costs out and we improve this margin, this allows us more pricing flexibility, and that will then allow us to compete for more deals in the marketplace. This quarter we had a very good science, but a lot of that was carryover from some large deals that did not close last year that happened to close this year. So these booking numbers are notoriously lumpy as you go through the year, but the most important thing is that we are much more focused on booking business that we are comfortable we can execute on and we can make an adequate return as opposed to just chasing revenue for revenue sake.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Understood. Understood. Last one and I'll jump off. Just wanted to test your confidence level in expanding the margins versus the revenue side of the equation, so maybe I'll ask, what kind of revenue do you need here to deliver on the $2.10 to $2.30 for the year?

Mike Lawrie - Computer Sciences Corp - CEO

I need the revenue we are talking about here, basically flat to down. So with these cost actions, with the disciplines we are trying to put in place around the contracts, we can get to 200- or 300-basis-point improvement basically just by managing our book of business that we have today more efficiently, more effectively.

Ultimately go back to an earlier question that was asked, gee, what do you think the steady state returns are on this Company? Well, in order to get to a much more competitive position with some of the key leaders in the industry, yes, we will need revenue growth. So you can't save your way to prosperity, but where we are in the first phase of this turnaround, we can make some significant improvements in our operating performance just by managing ourselves more effectively.

But ultimately you must get revenue growth, but we are just -- I'm a big believer that until you have a foundation in place, that you've got confidence in, that you can execute and you can deliver against, it doesn't do you any good to grow, grow, grow if you're not on a strong foundation. Because all you do is create bigger and bigger problems, and to some extent that is what has happened to CSC is chasing TCV and chasing revenue without the firm foundation in place to deliver against it.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Great. Thanks for the insight. Thank you.

Operator

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

David Grossman, Stifel, Nicolaus.

David Grossman - Stifel Nicolaus - Analyst

Hi, thanks. Actually this is for Mike or Paul, just looking at the cost savings for the year, the $500 million to $600 million, can you give us a sense of how much visibility you have on that number today and if it's easier perhaps you can talk about the areas where you have the most visibility versus those that you have the least.

Mike Lawrie - Computer Sciences Corp - CEO

Yes, I'll make two comments and then I'm sure Paul will correct me. We have great visibility into some of the G&A reductions, for example, and that's pretty clear. We've got budgets in place, we have identified that. I feel pretty comfortable with that. We've got very clear line of sight on the savings that will be generated as a result of the restructuring charges we took towards the end of last year, and some of the restructuring charges that we ran through the P&L in the first quarter. We have very good visibility on that, and I have a high, high degree of confidence that that will be executed against.

We've got pretty good line of sight against what we want to do from procurement. I don't have as much confidence that we will be able to get all that done because that revolves around negotiating with vendors. It requires putting new processes in place where you consolidate buying, et cetera, et cetera. So we've identified it. I have a little less confidence in that.

In terms of the goals that we have set for profit improvement on our contracts, I've got great visibility into what contracts there are, what we are trying to do. And over time I will develop some confidence that we will be able to execute against that. So, I think it's a balanced view. I feel pretty good about that we've identified what we need to identify and we are still in the early stages of execution, so I have a high degree of confidence on restructuring actions that we have taken and some of the across the board G&A cuts, I have a little less confidence until I see more results around the contract performance and around some of the procurement savings we like to make. Paul, you want to add anything?

Paul Saleh - Computer Sciences Corp - CFO

No. I think you captured it. You meant by contract performance, you mean the -

Mike Lawrie - Computer Sciences Corp - CEO

Focus accounts.

Paul Saleh - Computer Sciences Corp - CFO

I think just a time. We've identified already the actions that need to be taken. I think that we are just really trying to make sure that they are being implemented and we can track the savings across the Company. So we will have more visibility over the coming months and we will be updating you as we learn more.

David Grossman - Stifel Nicolaus - Analyst

Okay, and then just looking at NHS for a minute again, I think Paul said it was running at breakeven if I understood that correctly. At what point do we determine whether or not this contract is viable? And if so, if it's determined that it's not viable, are there going to be incremental cash costs to disengage from the work on new development work?

Mike Lawrie - Computer Sciences Corp - CEO

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

Okay. So as you know, I have been personally working with NHS on this and we are, I think, pretty close to getting towards a tentative agreement with NHS. Once that gets done, we still have to have the government approval, so think of that as the cabinet office and so on and so forth in the UK government, and let me be clear. We do not have any approval at that level, but we have been working very hard making sure we've got definition on what the offering is going to be, definition on what the pricing for that offering will be, definition on all the outstanding puts and takes so that each side has been claiming and talking about, we've got very good agreement on that. We've got a lot of work that we have done on the forward approval process, so when trusts come into the NHS to get approval on their projects so that it can be funded by NHS, that requires approval process. We have made a great deal of progress on that.

So I think we are making very good progress on this and I'm optimistic that we will be able at some point in time to conclude, but we have not concluded as of today. Currently we've got about 200 people or so in the UK that are an expense to us that we do not have revenue to offset that expense, and we are running that through the P&L, we are not capitalizing on that. That's in our results this quarter and, yes, there's a certain period of time where you say, gee, if you can't get to a contract, what are you going to do with those people? We have use for those people. We have good demand for our iSOFT software in other parts of the world. I have been reluctant to disband that UK team until we get to some conclusion, because once you disband them, you don't get them back together. So once some go here or there to support other projects you don't get them back.

I am quite comfortable that those people can be quickly deployed against revenue-producing opportunities. So either we get to a contract here, we can utilize those people, we begin to actively sell in the UK market, we begin to generate revenue, we begin to make money, or we don't. And as you know we took most of those charges last year, so I don't anticipate that we would have any large cash charges associated with disbanding those people if that would be the point that we got to.

David Grossman - Stifel Nicolaus - Analyst

Okay. So the lever points in this whole thing then is getting revenue against the 200 people whether it's --

Mike Lawrie - Computer Sciences Corp - CEO

The lever point is to be able to go out and compete in the trusts in the UK and as you know, there are probably 1,000 trusts out there. So the leverage point is we want to be able to go out and begin to sell our agreed upon solution in those trusts and the trust would come back and try to get approval for funding from NHS. That's what we want to get into, so we can begin to sell our offering and then begin to deliver that offering and then bill that offering and collect the cash for that offering. And that's why what we did last quarter, why I mentioned in my comments, where we shipped this care management module to three trusts and it went live, and we have got agreement to be paid for that. That's a major step forward in our progress with NHS.

David Grossman - Stifel Nicolaus - Analyst

Got it. And then just one last one for Paul. You talked about the tax rate going up because of I guess allocation of income geographically among other things. Should we think about that as a range at least for the foreseeable future, or do you think that's a temporary blip and you'll move back towards the 30% to 32% range?

Paul Saleh - Computer Sciences Corp - CFO

Let me explain that. This is much more a FIN 18 type of calculation, much more of an anomaly in the first quarter. When you look at basically where our foreign income is coming from, so for example, if you have a loss position in the UK and we are sitting on net operating losses there, so a valuation allowance, right? We cannot use the -- for US purposes you have to add back the loss in calculating your taxable provision. So it's just a calculation issue that makes a quarter like this one artificially high. So when you look at it, we have to add back in the calculation take a federal and tax rate against it, so it overstates basically our tax. For the full year, we still anticipate the 32% to 36% depending again on where that foreign mix of earnings will come from.

David Grossman - Stifel Nicolaus - Analyst

Very good.

Paul Saleh - Computer Sciences Corp - CFO

That is not a long-term issue.

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call

Steve Virostek - Computer Sciences Corp - Acting Head of IR

Operator could we have the final question please?

Operator

Joe Foresi, Janney Montgomery Scott.

Jeff Rossetti - Janney Montgomery Scott - Analyst

Yes, this is Jeff Rossetti in for Joe. Thanks for taking my question. I was just wondering if you might be able to provide an organic growth number, and maybe how Europe performed in the quarter? Thanks.

Paul Saleh - Computer Sciences Corp - CFO

Yes, I think this quarter actually we did still relatively well in Europe. We had mentioned, as Mike mentioned, we are starting to see some headwind, we are seeing a little softness in the BSS business on the consulting side of the business. But overall this quarter I think we were holding our own, a lot of it having to do again with contracts we came into the year with. For the full year I think we still expect what we said organically from the NPS business, we just gave you some guidance --

Mike Lawrie - Computer Sciences Corp - CEO

Mid-single digit decline, think of the commercial business organically as basically flat to slightly down. And it'll change that if we would make some divestitures for example. As I've mentioned on previous calls, we are taking a look at some of the assets we have to determine whether they fit our longer-term strategy. But the comments we are making exclude any changes that we might make to our portfolio going forward.

Steve Virostek - Computer Sciences Corp - Acting Head of IR

Thanks, Jeff, very much. Mike, do you want to wrap it up?

Mike Lawrie - Computer Sciences Corp - CEO

Well, again, thank you, everyone for taking the time today and the questions. We are going to go into a little more detail when we get together on September 10. The plan will be for me to go through the game plan, the strategy, the turnaround plan, what I expect in the various stages here. The operating model, and go into a little more depth there, and then what I've asked Paul to do will be to go through the financials in a little more detail of what you can expect going forward.

And really a financial model, so how we are managing ourselves financially going forward, how we think about shareholder returns, how we want to manage that, how we want to think about that, and as a result, what kind of profitability and returns can we generate over the next several years as we continue through the turnaround program. So that will be the primary focus of the investor day meeting and I look forward to seeing many of you there then. So thank you.

Operator

That concludes today's conference. Thank you for your participation.

AUGUST 08, 2012 / 03:00PM GMT, CSC - Q1 2013 Computer Sciences Corporation Earnings Conference Call